Exhibit 99.1

American Drive Acquisition Company Announces Pricing of

$200 Million Initial Public Offering

Washington, D.C., December 17, 2025 — American Drive Acquisition Company (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “ADACU” beginning December 18, 2025. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Global Market under the symbols “ADAC” and “ADACW,” respectively. The offering is expected to close on December 19, 2025, subject to customary closing conditions.

While the Company may pursue an initial business combination opportunity in any business, industry or geographic location, it intends to capitalize on the ability of its management team to identify, acquire and operate a business or businesses that can benefit from its management team’s established global relationships, sector expertise and active management and operating experience. In particular, it currently intends to focus on American companies in the defense, logistics, transportation, technology and AI sectors.

Cantor Fitzgerald & Co. is acting as sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, NY 10022, Attention: General Counsel, or by email at: prospectus@cantor.com.

A registration statement relating to the securities became effective on December 17, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

American Drive Acquisition Company

Tony@americandrivecorp.com